Exhibit 99.1

FOR IMMEDIATE RELEASE

Genoptix Contacts:
Marcy Graham	Joleen Schultz
Sr. Director, Investor Relations	Principal
Genoptix, Inc.	Mentus
760-930-7150	858-455-5500 ext 215
investorrelations@genoptix.com	jschultz@mentus.com

GENOPTIX REPORTS STRONG GROWTH FOR THE FIRST QUARTER OF 2009

Company Reports Record Revenues of $39.2 Million

CARLSBAD, Calif. – April 30, 2009 - Genoptix, Inc. (NASDAQ: GXDX), a specialized laboratory services provider, today reported revenues of $39.2 million for the first quarter of 2009, which includes a $2.0 million benefit from changes in accounting estimates relating to prior periods. This is an increase of approximately 76% over revenues of $22.3 million for the comparable period in 2008, which included a $651 thousand benefit from changes in accounting estimates.

“We started 2009 with another quarter of solid performance, reaching a record 1,200 actively ordering physician customers as the appeal of our high quality service offerings continue to drive our growth and expansion of our market share,” said Tina S. Nova, Ph.D., President and CEO of Genoptix. “We managed nearly 13,000 patient cases in the first quarter of 2009, an increase of 65% from the first quarter of 2008. As we grow, it is our goal to facilitate personalized medicine by providing clinically relevant and actionable results with exceptional service, a strategy that is at the foundation of our success.”

Gross profit for the first quarter of 2009 was $23.8 million, up from $13.1 million for the first quarter of 2008, or 60.6% of revenues as compared to 58.9% of revenues, respectively.

Operating expenses for the first quarter of 2009 increased to $13.6 million from $9.0 million for the first quarter of 2008, an increase driven by investment in infrastructure and personnel to support rapid organizational growth. Operating income for the first quarter of 2009 was $10.1 million, or 25.9% of revenues, as compared to operating income of $4.2 million, or 18.6% of revenues, for the same period in 2008.

Our tax rate was 44.2% for the first quarter, increasing from 2.1% for the first quarter of 2008. In the first quarter of 2009, the Company operated as a fully taxed corporation, following the recognition of the remaining available deferred tax assets in the last half of 2008.

Net income was $5.9 million for the first quarter of 2009, compared to net income of $5.0 million for the first quarter of 2008. Diluted earnings per share, or EPS, for the first quarter of 2009 was $0.33 based on 17.8 million weighted average common shares outstanding. This compares to EPS of $0.29 for the first quarter of 2008, which would have been reduced by approximately $0.13 if taxed at the current rate.

As of March 31, 2009, the Company’s total cash, cash equivalents and investment securities were $111.5 million. For the first quarter of 2009, cash generated from operations was $5.3 million, while purchases of capital equipment for the same period totaled $1.6 million. The first quarter of 2009 ended with bad debt expense at approximately 3% of total revenues and days sales outstanding of 67 days, down from 71 days in the first quarter of 2008.

“We have continued to develop and strengthen the organization in the first quarter, moving forward with our growth initiatives and our hiring plan. In the first quarter, our sales team grew to 62 field representatives, up from 55 at the end of 2008 and moving us closer to our goal of 85 representatives by the end of 2009,” said Sam Riccitelli, Genoptix EVP and COO. “We also increased the size of the Cartesian Medical Group, bringing the total number of hematopathologists to 26 and keeping us on track toward our goal of housing approximately 37 physicians by year-end.”

Revised 2009 Performance Outlook

For the full-year 2009, Genoptix expects revenues of between $170 to $175 million, up from previous expectations of approximately $170 million, with gross margins in the high-fiftieth percentile.

Operating margins for 2009 are expected to be in the low-twentieth percentile, while net income is expected to be approximately $22 million, up from prior estimates of $21 million. Diluted EPS for the full-year 2009 is increasing from approximately $1.15 and is now expected to be between $1.20 to $1.25 on approximately 18.1 million shares assuming a tax rate of 45% in the Company’s first year operating as a fully-taxed entity.

Based on continued infrastructure expansion and implementation of its strategic plan, the Company projects capital expenditures of approximately $8 million for the full-year 2009, which includes approximately $4.5 million in maintenance capital.

Conference Call Information

A conference call will take place on Thursday, April 30, 2009, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time), hosted by President and CEO, Tina S. Nova, Ph.D., and other members of senior management. To access the live conference call via phone, dial 866-383-8119 in the U.S. or Canada and 617-597-5344 for international callers. Please specify to the operator that you would like to join the “Genoptix First Quarter 2009 Earnings Conference Call.” The participant code for the call is 67492694. If you are unable to listen to the live webcast, a replay of the call will be available through Thursday, May 7, 2009. Interested parties can access the rebroadcast by dialing 1-888-286-8010 or 1-617-801-6888 internationally and entering the reservation number 17952469.

The conference call will also be webcast live on the investor relations section of the Genoptix website at www.genoptix.com. Please connect to the Genoptix website several minutes prior to the start of the webcast to ensure adequate time for any software download that may be necessary. If you are unable to listen to the live webcast, a replay will be available through Thursday, May 28, 2009, on the Genoptix website at www.genoptix.com.

About Genoptix, Inc.

Genoptix is a specialized laboratory service provider focused on delivering personalized and comprehensive diagnostic services to community-based hematologists and oncologists. Genoptix is headquartered in Carlsbad, California.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this press release regarding the Company’s business that are not historical facts may be considered “forward-looking statements,” including statements regarding the value of the Company’s services, the Company’s ability to provide high quality services and facilitate personalized medicine, the success of the Company’s business model, improving case volumes, increasing revenues, customer adoption and growth, the Company’s capacity to manage and support future growth and ability to expand its business, hire additional personnel and consistently provide specialized, personalized and comprehensive diagnostic services, the Company’s growth prospects and ability to capture additional bone marrow market share in the U.S., estimated effective tax rates and the Company’s financial guidance for 2009. Forward-looking statements are based on management’s current preliminary expectations and are subject to risks and uncertainties, which may cause the Company’s results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ from the results predicted include, without limitation, commercial and governmental reimbursement decisions, compliance and regulatory risks, financial risks, the Company’s ability to hire personnel and manage its growth and the competitive landscape within our industry. These and other risks and uncertainties are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and most recent Quarterly Report on Form 10-Q and subsequent filings with the United States Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

[Financial tables follow]

GENOPTIX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,
	2009	2008
Revenues	$39,189	$22,298
Cost of revenues	15,429	9,175

Gross profit	23,760	13,123
Operating expenses:
Sales and marketing	6,990	4,261
General and administrative	6,390	4,388
Research and development	240	317

Total operating expenses	13,620	8,966

Income from operations	10,140	4,157
Interest and other income	501	959

Income before income taxes	10,641	5,116
Income tax expense	4,699	109

Net income	$5,942	$5,007

Net income per share:
Basic	$0.35	$0.31

Diluted	$0.33	$0.29

Shares used to compute net income per share:
Basic	16,747	16,156

Diluted	17,836	17,493

GENOPTIX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2009	December 31, 2008
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$23,683	$38,108
Short-term investment securities	83,691	64,830
Accounts receivable, net of allowance for doubtful accounts	24,581	15,604
Deferred tax asset	4,735	4,707
Other current assets	1,999	2,179

Total current assets	138,689	125,428
Property and equipment, net	12,514	12,189
Long-term investment security	3,775	3,775
Long-term deferred tax asset	2,500	2,510
Restricted cash	360	360
Other long-term assets	322	183

Total assets	$158,160	$144,445

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$7,014	$6,580
Accrued compensation	4,057	3,006
Income tax payable	2,491	—
Deferred revenues	844	365
Deferred rent	261	241

Total current liabilities	14,667	10,192
Long-term deferred rent	1,879	1,955
Other long-term liabilities	300	79

Stockholders’ equity:
Preferred stock	—	—
Common stock	17	17
Additional paid-in capital	146,754	143,616
Accumulated other comprehensive loss	(759)	(774)
Accumulated deficit	(4,698)	(10,640)

Total stockholders’ equity	141,314	132,219

Total liabilities and stockholders’ equity	$158,160	$144,445

GENOPTIX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Three Months Ended March 31,
	2009	2008
Operating activities:
Net income	$5,942	$5,007
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	793	198
Provision for doubtful accounts	1,022	624
Stock-based compensation expense	2,311	881
Excess tax benefits from stock-based compensation awards	(1,022)	(60)
Amortization of premium/discount on investment securities	(81)	(19)
Deferred taxes	(28)	—
Loss (gain) on sale of property and equipment	6	(19)
Changes in operating assets and liabilities:
Accounts receivable	(9,999)	(6,824)
Other current and long-term assets	87	139
Accounts payable and accrued expenses	948	991
Accrued compensation	1,051	(184)
Income taxes	3,771	(158)
Deferred revenues	479	(27)
Deferred rent	1	32

Net cash provided by operating activities	5,281	581

Investing activities:
Purchase of property and equipment	(1,628)	(1,345)
Proceeds from sales of property and equipment	—	20
Purchase of investment securities	(48,099)	(47,705)
Proceeds from sales and maturities of investment securities	29,344	29,850
Purchase of intangibles	(150)	—

Net cash used in investing activities	(20,533)	(19,180)

Financing activities:
Proceeds from issuance of common stock, net	133	134
Excess tax benefits from stock-based compensation awards	1,022	60
Repurchase of restricted stock for payment of taxes	(328)	—
Costs paid in connection with public offerings	—	(286)

Net cash provided by (used in) financing activities	827	(92)

Net decrease in cash and cash equivalents	(14,425)	(18,691)
Cash and cash equivalents at beginning of period	38,108	50,624

Cash and cash equivalents at end of period	$23,683	$31,933

Supplemental information:
Income taxes paid	$958	$236

Non-cash investing and financing activities:
Unrealized gain on investment securities, net	$25	$18

Change in accrued purchases of property and equipment	$(452)	$—